Exhibit 5.1

Our ref: FWO/762246-000001/63596486v4

To: StoneCo Ltd.

Harneys Fiduciary (Cayman) limited

4thFloor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman KY1-1002

Cayman Islands

11 August 2020

Dear Sirs

StoneCo Ltd.

We have acted as Cayman Islands legal counsel to the Company in connection with an automatic shelf registration statement on Form F-3, including the related base prospectus (the “Base Prospectus”) and all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”) allowing for offerings from time to time of Class A common shares of the Company, par value US$0.000079365 each, (the “Shares”), by the Company and/or certain selling shareholders (each a “Selling Shareholder”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The certificate of incorporation and the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 11 October 2018 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 9 August 2020 (the “Resolutions”).

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York or the laws of Brazil.

2.5	The Company has received or will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.7	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	In the event of a primary offering, upon the due authorisation and issuance of the Shares and payment of the consideration therefor, such Shares will be legally issued, fully paid and non-assessable.

3.3

In the event of a secondary offering, when transferred by a Selling Shareholder, the transfer thereof recorded in the register of members of the Company and paid for as described in the Registration Statement, any corresponding prospectus supplement and any underwriting agreement, the Shares (which may include shares that are as at the date hereof Class B common shares and, prior to the closing date of such offering, are to be converted into Class A common shares by the Selling Shareholder in accordance with the Memorandum and Articles) will remain legally issued, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maplels and Calder

Maples and Calder

StoneCo Ltd.

Harneys Fiduciary (Cayman) limited

4thFloor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman KY1-1002

Cayman Islands

11 August 2020

To:	Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

Dear Sirs

StoneCo Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3

The Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

6

The directors of the Company at the date of the Resolutions were as follows: Andre Street de Aguiar, Ali Mazanderani, Thomas A. Patterson, Roberto Moses Thompson Motta, Silvio José Morais and Luciana Ibiapina Lira Aguiar

8

The authorised share capital of the Company is US$50,000 divided into 630,000,000 shares of a par value of US$0.000079365 each which may be issued as Class A Common Shares, Class B Common Shares or common shares of any class or as shares with preferred, deferred or other special rights or restrictions as the Board may determine from time to time.

9

Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10

Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11

Save as disclosed in the Registration Statement, to the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ André Street de Aguiar

Name:	André Street de Aguiar

Title:	Director